Exhibit 10.5

TRADEMARK MATTERS AGREEMENT

This TRADEMARK MATTERS AGREEMENT (this “Agreement”), dated as of [•], 2026 (the “Effective Date”), is entered into by and between Platinum SpinCo Inc., a Delaware corporation (“Licensor”) and Modine Manufacturing Company, a Wisconsin corporation (“Licensee” and, together with Licensor, the “Parties,” and each, individually, a “Party”).

R E C I T A L S:

WHEREAS, Licensor, Licensee, and Gentherm Incorporated, a Michigan corporation (“Gold”) are parties to that certain Separation Agreement, dated as of January 29, 2026 (the “Separation Agreement”) pursuant to which Licensee has agreed to transfer (and to cause certain of its Subsidiaries to transfer) to the SpinCo Group, and SpinCo has agreed to accept and assume from Licensee (and such Subsidiaries), the SpinCo Assets and the SpinCo Liabilities (each as defined in the Separation Agreement) (the “Separation”), subject to the terms and conditions set forth therein; and

WHEREAS, the SpinCo Assets include the Trademarks set forth on Schedule I hereto (the “Licensed Marks”), and incorporated in the domain names and social media accounts set forth on Schedule II hereto (the “Licensed Domain Names”), which are used in advertising, marketing, distributing, selling, and servicing certain products of Licensee and its Subsidiaries, and in order to allow for the continued use by Licensee and its Subsidiaries of the Licensed Marks following the Separation, the Parties desire to enter into this Agreement.

NOW, THEREFORE, in consideration for the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used in this Agreement have the following meanings:

“Affiliate” means when used with respect to a specified Person (at any point of time or with respect to a period of time, as applicable), a Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person.

“Agreement” has the meaning set forth in the preamble.

“Chosen Courts” has the meaning set forth in Section 8.02(b).

“Claim” has the meaning set forth in Section 7.03.

“Competitor” means a Person who competes with the SpinCo Business and natural evolutions and extensions thereof, including the provision of thermal management solutions for automotive, vehicular, or industrial applications (solely to the extent that one of the aforementioned natural evolutions and extensions thereof is material to the business of the SpinCo Group as of the time of any relevant transaction with such Person).

“Dispute” has the meaning set forth in Section 8.02(a).

“Distribution Time” has the meaning given to such term in the Separation Agreement.

“e-mail” shall have the meaning set forth in Section 8.05.

“Effective Date” has the meaning set forth in the preamble.

“Ethical Practices” means without the use of child labor; in an environment providing workers and employees with a safe and healthy workplace in compliance with all applicable Laws; employing only persons whose employment is voluntary and not using prison labor (or other forms of mental or physical coercion) as a form of discipline for workers or employees; complying with all applicable wage and hour Laws, including minimum wage, overtime and maximum hours, and utilizing such other fair employment practices as defined by applicable Law; not discriminating in its hiring and employment practices on the grounds of race, religion, national origin, political affiliation, sexual orientation, gender or other criteria protected by applicable Law; and complying in all material respects with all applicable environmental Laws.

“Gold” has the meaning set forth in the recitals.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign, supranational or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.

“Heat Transfer License Term” has the meaning set forth in Section 6.01.

“HVAC&R Initial License Term” has the meaning set forth in Section 6.01.

“HVAC&R License Term” has the meaning set forth in Section 6.01.

“Indemnitees” has the meaning set forth in Section 7.03(a).

“Inventory” means all raw materials, parts, components, supplies, goods, materials, works-in-process, finished goods and products, inventory, packaging and stock in trade.

“Law” means any national, foreign, international, multinational, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, directive, guidance, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“License Term” means the Heat Transfer License Term or HVAC&R License Term, as applicable.

“Licensed Domain Names” has the meaning set forth in the recitals.

“Licensed Heat Transfer Products” means heat exchanger coils used in commercial, industrial, and residential HVAC&R applications and coating products and application services that extend the life of equipment and components by protecting against corrosion, in each case, that are marketed and sold by or on behalf of Licensee and its Subsidiaries under the Licensed Marks in the Licensee Business, including the products set forth on Schedule III hereto, as such products and services may naturally evolve, but excluding, for the avoidance of doubt, any products or services of the SpinCo Business.

“Licensed HVAC&R Products” means the consumer products and services marketed and sold by or on behalf of Licensee and its Subsidiaries under the Licensed Marks in the Licensee Business, including commercial and residential heaters, vertical and horizontal unit ventilators, air conditioning chillers, low global warming potential unit coolers, air-cooled condensers, and dry coolers and the products set forth on Schedule IV hereto, in each case, as such products and services may naturally evolve, but excluding, for the avoidance of doubt, Licensed Heat Transfer Products, or such products, components and services for (a) vehicular applications or (b) thermal management solutions for data centers and high-performance computing environments, including power generation systems.

“Licensed Marks” has the meaning set forth in the recitals.

“Licensed Products” means the Licensed Heat Transfer Products or Licensed HVAC&R Products, as applicable.

“Licensed Territories” means worldwide.

“Licensee” has the meaning set forth in the preamble.

“Licensee Business” means Licensee’s and its Affiliates’ “Heat Transfer Products” and “HVAC&R” sub-segments within the “Climate Solutions Segment” as defined in Licensee’s Form 10-K for fiscal year ended March 31, 2025 filed with the U.S. Securities and Exchange Commission. For the avoidance of doubt, the “Licensee Business” shall not include the “Data Center Cooling” sub-segment within the “Climate Solutions Segment” as defined in Licensee’s Form 10-K for fiscal year ended March 31, 2025 filed with the U.S. Securities and Exchange Commission.

“Licensor” has the meaning set forth in the preamble.

“Parties” and “Party” have the meanings set forth in the preamble.

“Permitted Sublicensee” has the meaning set forth in Section 2.02.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Separation” has the meaning set forth in the recitals.

“Separation Agreement” has the meaning set forth in the recitals.

“SpinCo Business” has the meaning given to such term in the Separation Agreement.

“SpinCo Group” means SpinCo and each Person that is a Subsidiary of SpinCo immediately after the Distribution Time, and each other Person that becomes a Subsidiary of SpinCo.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined economic interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Trademark” means any and all trademarks, service marks, trade names, service names, trade dress, logos, corporate names, business names and other designations of origin, including any registrations and applications for registration of any of the foregoing.

“Trademark Branding Guidelines” has the meaning set forth in Section 3.04(a).

ARTICLE II

LICENSES

Section 2.01 Grant of License to Licensed Marks. Subject to the terms and conditions of this Agreement, Licensor (on behalf of itself and its Affiliates) hereby grants to Licensee a royalty-free, fully paid-up, non-transferable (except together with a permitted transfer of this Agreement in accordance with Section 8.03), non-sublicensable (except as set forth in Section 2.03) license, during the applicable License Term, to use the Licensed Marks in connection with the marketing, advertisement, provision, distribution and sale by Licensee and/or any of its Subsidiaries of Licensed Products in the Licensed Territories within the field of the Licensee Business (such grant, the “License Grant”). Licensee shall use the Licensed Marks in substantially the same manner that such Licensed Marks were used by or for Licensee and its Subsidiaries in connection with the advertising, marketing, distribution and sale of the Licensed Products as of the Effective Date.

Section 2.02 Exclusivity. The License Grant is exclusive (including as to Licensor and its Affiliates) in the field of the marketing, distribution, and sale of Licensed HVAC&R Products during the HVAC&R Initial License Term and non-exclusive thereafter. The License Grant is non-exclusive in the field of the marketing, distribution, and sale of Licensed Heat Transfer Products. If Licensee ceases to use a Licensed Mark in connection with a Licensed HVAC&R Product for a consecutive period of two (2) years, the License Grant with respect to such Licensed HVAC&R Product will become non-exclusive at the end of such period.

Section 2.03 Sublicensing. Licensee may sublicense the rights granted to it under the License Grant to its Subsidiaries and its and their resellers, distributors and service providers acting on Licensee’s and its Subsidiaries’ behalf (each, a “Permitted Sublicensee”). Licensee shall, upon Licensor’s written request (not to exceed once per calendar year) provide Licensor with a list of all Permitted Sublicensees, and their contact addresses and telephone numbers. Licensee shall be liable for the acts and omissions of its sublicensees as if such acts and omissions were by Licensee hereunder. Licensee shall promptly inform Licensor of any acts or omissions by a Permitted Sublicensee that would constitute a breach permitting termination if committed by Licensee, including a reasonably detailed description of the applicable facts and circumstances and shall promptly take such action as is necessary and prudent in order to prevent such Permitted Sublicensee from continuing such prohibited action. Licensor retains the right to terminate or require Licensee to terminate the rights of any Permitted Sublicensee who is in breach of this Agreement if (a) a comparable breach by Licensee would allow Licensor to terminate this Agreement, (b) Licensor provides written notice of such breach to Licensee, and (c) such breach has not been cured within thirty (30) days of such notice; provided that, if the Permitted Sublicensee is diligently pursuing a cure of such breach at the end of such thirty (30)-day period, the Permitted Sublicensee shall have an additional thirty (30) days to cure such breach. Any sublicense granted to a Subsidiary of Licensee shall automatically terminate immediately upon such Subsidiary ceasing to be a Subsidiary of Licensee.

Section 2.04 Competitor Notice and Dispute Resolution.

(a) Notwithstanding Section 2.03, prior to granting a sublicense to (i) a Competitor (other than a Subsidiary of Licensee) that is not a sublicensee of Licensee or its Subsidiaries as of the Effective Date or (ii) any other Person (other than a Subsidiary of Licensee) that engages in activities, offers products or services, or operates under branding that is similar to the business of Licensor or any of its Affiliates or to the Licensed Marks, Licensee shall provide Licensor with at least thirty (30) days’ prior written notice of the identity of such proposed sublicensee. Licensor shall, within such thirty (30) day period, respond in writing to Licensee consenting to such sublicense, or objecting to such sublicense if Licensor reasonably believes that such Person’s activities, products, services, or branding is likely to cause marketplace confusion or to dilute, tarnish, or diminish the value of the Licensed Marks or the goodwill associated therewith. Licensee shall not proceed with such sublicense unless and until (i) the Parties agree in writing on measures to mitigate Licensor’s concerns (which may include use limitations or conditions) or (ii) Licensor withdraws its objection.

(b) Licensee shall provide Licensor with at least thirty (30) days’ prior written notice of the identity of any proposed assignee pursuant to Section 8.03. Licensor shall, within such thirty (30) day period, respond in writing to Licensee consenting to such assignment, or objecting to such assignment if Licensor reasonably believes that (i) the proposed assignee is a Competitor or (ii) such Person’s activities, products, services, or branding is likely to cause marketplace confusion or to dilute, tarnish, or diminish the value of the Licensed Marks or the goodwill associated therewith. If Licensor timely objects and brings an action in connection therewith, Licensee shall not proceed with the proposed assignment until such dispute is finally resolved.

Section 2.05 Licensed Domain Names. The License Grant includes the right for Licensee to continue to use the Licensed Domain Names. Licensee will not use the Licensed Marks in any internet domain names or uniform resource locators other than the Licensed Domain Names without Licensor’s prior written consent, not to be unreasonably withheld, conditioned or delayed. The websites operated at the Licensed Domain Names shall be limited to the advertising, marketing, distribution, and sale of Licensed Products and shall offer no other products or services. Subject to Section 8.04(e) of the Transition Services Agreement, Licensor shall retain ownership of and control over the Licensed Domain Names and all registrar accounts in which such domain names are registered. Subject to the terms of this Agreement, Licensor shall reasonably cooperate with Licensee to facilitate Licensee’s management of the technical configuration, DNS settings and website hosting relating to the Licensed Domain Names; provided that Licensee shall remain responsible for the day-to-day operation and management of its websites, hosting environment and related systems. Licensee shall bear all out-of-pocket costs and expenses relating to the registration, renewal, maintenance and operation of the Licensed Domain Names, including applicable registrar, DNS, security certificate and hosting-related fees.

Section 2.06 Transitional License for Inventory. Subject to the terms and conditions of this Agreement, except for Inventory and materials relating to the Licensed HVAC&R Products, which are subject to the License Grant, Licensor (on behalf of itself and its Affiliates) hereby grants to Licensee a limited, non-exclusive, non-sublicensable (except to service providers solely to the extent reasonably necessary for such service provider to perform services for Licensee or as required to sell Inventory through existing channels), non-assignable, worldwide, fully paid-up and royalty-free license to use the Licensed Marks solely (i) for a period not to exceed two (2) years and three (3) months after the Effective Date, to sell off Inventory that was manufactured or labeled with the Licensed Marks within two (2) years following the Effective Date, and (ii) for a period not to exceed two (2) years following the Effective Date, to exhaust or destroy all existing stocks of signs, advertising, promotional materials, packaging, labels, stationery, business cards, and other materials bearing the Licensed Marks, in each of clauses (i)-(ii), in a manner consistent with Licensee’s and its Subsidiaries’ use of the Licensed Marks prior to the Effective Date.

Section 2.07 Trade Name. Licensee will not use the Licensed Marks in any corporate names, trade names or business names, except that Licensee may select one trade name that includes one or more Licensed Marks in combination with one or more descriptive terms relating to the Licensed Products, e.g., “Modine HVAC&R”, which trade name must be used with Licensee’s legal name or other corporate identity and is subject to Licensor’s prior written approval.

ARTICLE III

OWNERSHIP; RESTRICTIONS; OBLIGATIONS

Section 3.01 Ownership and Reservation of Rights. Licensee acknowledges and agrees that, as between the Parties, Licensor is the exclusive owner of the Licensed Marks and Licensed Domain Names, that no rights are granted by way of this Agreement, including by waiver, implication, estoppel, or otherwise, except as expressly granted herein, and that Licensor and its Affiliates reserve all rights in and to the Licensed Marks and Licensed Domain Names not expressly granted herein. Furthermore, Licensee disclaims all ownership which may arise in any approved composite Trademarks resulting from Licensee’s use of the Licensed Marks in accordance with this Agreement. Nothing in this Agreement shall restrict Licensor’s current or future commitments under secured lending or financing arrangements pledging the Licensed Marks as collateral under such obligations and Licensee acknowledges that the Licensed Marks are subject to liens and encumbrances, the terms of which may be amended from time to time, arising as a result of such obligations. Without limiting the foregoing, all goodwill arising from the use of the Licensed Marks and Licensed Domain Names by Licensee and its Permitted Sublicensees shall inure solely to the benefit of Licensor and its Affiliates, as applicable.

Section 3.02 No Challenges. Licensee shall not, directly or indirectly, and shall cause its Permitted Sublicensees not to, (a) challenge the validity, enforceability, registration or scope of the Licensed Marks or Licensed Domain Names or Licensor’s or its Affiliates’ right, title, interest in or ownership of the Licensed Marks or Licensed Domain Names, (b) apply for, register, or otherwise obtain or seek to obtain ownership of any Trademark or domain name that consists of, includes, or is confusingly similar to any Licensed Mark (including, for the avoidance of doubt, “Modine”), or any abbreviation, translation, transliteration, derivation, combination or variant of any of the foregoing, or (c) interfere with, oppose or challenge any of Licensor’s or its Affiliates’ applications for or registrations of the Licensed Marks (including domain name registrations) or interfere with, oppose or challenge the exploitation of the Licensed Marks by or on behalf of Licensor or its Affiliates, except to the extent of Licensee’s exercise of its exclusive rights expressly granted under this Agreement.

Section 3.03 No Inconsistent Action. Neither Party shall take any action or fail to take any action that would reasonably be expected to impair or tarnish or reduce the value or strength of any Licensed Mark, the reputation of the other Party or any of its Affiliates, or the goodwill associated with or symbolized by any Licensed Mark. Notwithstanding the foregoing, this Section 3.03 shall not restrict any exercise by Licensor or its Affiliates of its rights as the proprietor of the Licensed Marks, including any determination to alter, rebrand, evolve or expand any Licensed Mark or related branding elements, or to determine the nature, scope, or composition of products or services offered by Licensor and its other licensees under or in connection with the Licensed Marks, in each case as determined by the Licensor in its sole and exclusive discretion. Without limiting the generality of the foregoing, Licensee may not use any materials or content bearing the Licensed Marks, or publish or display any materials or content by way of Licensed Domain Names, to support, advertise, market or promote any Competitor.

Section 3.04 Form of Use.

(a) Trademark Branding Guidelines. Except as otherwise permitted pursuant to this Section 3.04(a) or as agreed by Licensor in writing pursuant to Section 3.04(b), Licensee shall affix and use the Licensed Marks solely in the form specified in Schedule I and in accordance with the branding guidelines that Licensor has in place for the Licensed Marks (the “Trademark Branding Guidelines”). Schedule V sets forth the Trademark Branding Guidelines that are in effect for the Licensed Marks as of immediately prior to the Effective Date, which guidelines Licensor may update from time to time, provided that such updated guidelines apply to Licensor’s own business and other licensees of the Licensed Marks. Licensor shall provide Licensee with notice of updates to the Trademark Branding Guidelines, if any, to no lesser extent than it provides other licensees with notice of such updates. If any updates to the Trademark Branding Guidelines require changes to Licensed Heat Transfer Products or their packaging, advertising or other public-facing materials, Licensee shall be allowed a reasonable transition period to make such modifications to the affected Licensed Products and materials used in connection therewith bearing pre-modified Licensed Marks and a reasonable sell-off period for any inventory of any such materials and Licensed Products, and shall thereafter comply with the updated Trademark Branding Guidelines. Notwithstanding the foregoing, Licensee shall not be required to make changes to Licensed HVAC&R Products or their packaging, advertising or other public-facing materials as a result of changes to the Trademark Branding Guidelines, provided that, Licensee’s continues to comply with Article IV and Licensee continues to use the Licensed Marks in connection with the Licensed HVAC&R Products strictly in accordance with the modified versions, variants or derivations of the Licensed Marks approved by Licensor pursuant to Section 3.04(b), to the extent they exist, and otherwise strictly in accordance with the Trademark Branding Guidelines in effect immediately prior to such changes to the Trademark Branding Guidelines by Licensor. In the event that Licensee elects not to implement any such Trademark Branding Guidelines as updated by Licensor in whole or in part, Licensee may not thereafter adopt, implement, or apply any such updated or revised branding guidelines (or any portion thereof) without Licensor’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

(b) Proposed Changes. Except as otherwise agreed by Licensor in writing, Licensee will not make any alterations or variations of the Licensed Marks and will not develop or authorize development of variations of or elements included within the Licensed Marks or any marks that are confusingly similar to the Licensed Marks. From time to time, Licensee may propose to Licensor alterations and variations of the color, style, typeface, size, form, design, elements and other aspects or elements of the Licensed Marks for use in connection with Licensed HVAC&R Products pursuant to the License Grant, and such use of the Licensed Marks with such proposed alterations and variations shall be subject to Licensor’s prior written consent, not to be unreasonably withheld, conditioned or delayed. If Licensor consents to any alterations or variations of the Licensed Marks by Licensee, Licensee acknowledges that all such modified versions, variants or derivations of the Licensed Marks constitute “Licensed Marks” and remain owned by Licensor and subject to the terms and conditions of this Agreement. In the event that Licensee procures ownership in any such modified versions, variants or derivations of any Licensed Mark, Licensee will, upon request by Licensor, promptly transfer or assign all of Licensee’s right, title and interest in such Trademark to Licensor or its designee and shall execute any documents required to effectuate such transfer.

(c) No Composite Marks. Licensee shall not use the Licensed Marks together with any other Trademark, whether as a composite mark or in the vicinity of or in association with any other Trademark, without the prior written approval of Licensor. The foregoing does not limit Licensee’s right to use its own name on or in connection with Licensed Products so as to accurately identify itself as the manufacturer of the Licensed Products and to distinguish Licensee from Licensor as the source of the Licensed Products.

(d) Legends. In all uses of the Licensed Marks, Licensee shall include all notices and legends with respect to the Licensed Marks as reasonably requested by Licensor, and, to the extent practical, shall place the symbols “®”, “™” or “SM”, as applicable, or other designations legally required or useful for enforcement of Trademark rights, next to the Licensed Marks consistent with the same manner in which Licensor and its Affiliates use such symbols or other designations. Licensee shall, as soon as reasonably practicable after the Effective Date, accompany each use of a Licensed Mark with a notice stating that the Licensed Mark is used under license from Licensor, or such other notice as reasonably required by Licensor.

(e) Advertising and Distribution. Licensee shall include at least one generic product descriptor (e.g., “heating and cooling systems”) in reasonable proximity to the first or most prominent use of a Licensed Mark on any page or marketing asset; thereafter, the Licensed Mark may appear alone within the same material and context. This requirement does not apply when the Licensed Mark is stamped, printed, imprinted, or molded directly onto a Licensed Product. For the avoidance of doubt, any requirement to use a descriptive term with a Licensed Mark is for identification purposes only and does not grant any right to integrate, combine, or otherwise incorporate a Licensed Mark into any product name, brand, sub-brand, or other trademark or designation, except in a form expressly approved in writing by the Licensor pursuant to Section 3.04(c).

Section 3.05 Export Restrictions. Notwithstanding anything to the contrary herein, this Agreement does not grant any license, right or permission to Licensee with respect to sales of Licensed Products in connection with Licensed Marks to the government of any country or any person in any country which is, on the Effective Date or during any period of time thereafter, subject to an embargo of the United States government where the embargo applies generally to Persons in the United States. Immediately following the cessation of any embargo or of its application to Licensor, any license, right or permission that would be granted hereunder but for the preceding sentence shall be immediately granted hereunder. For purposes herein, “embargo” includes any comprehensive economic sanctions of the United States government applicable to Licensor administered by any department or agency of the United States government.

ARTICLE IV

QUALITY CONTROL

Section 4.01 Quality Standards. Licensee acknowledges the prestige, goodwill and high standards of quality that have been established with respect to the goods and services associated with the Licensed Marks. Accordingly, Licensee agrees to use reasonable best efforts to maintain the brand positioning of the Licensed Marks as applied to Licensed Products at the level established as of immediately prior to the Effective Date. In furtherance thereof, Licensee agrees that:

(a) Licensed Products commercialized by Licensee and its Permitted Sublicensees will comply in all material respects with the standards of quality established for such Licensed Products as of immediately prior to the Effective Date, and in the event Licensee provides any new goods or services under the Licensed Marks as permitted hereunder, at least of a quality so as to maintain the reputation and goodwill of Licensor, its Affiliates and the Licensed Marks;

(b) Licensee and its sublicensees will manufacture, distribute and sell Licensed Products in all material respects in compliance with applicable Law, Ethical Practices, and good industry standards;

(c) Licensee will not knowingly distribute or sell any Licensed Products or component parts thereof if they are damaged, defective, irregular or seconds, and will destroy any such Licensed Products or component parts thereof; and

(d) Licensee will extend to its customers a warranty on all Licensed Products, which is consistent with Licensee’s practices in effect as of the Effective Date, and shall honor the provisions of such warranty in a manner to uphold a high reputation for the Licensed Marks.

Section 4.02 Record-Keeping; Audits and Inspections; and Reporting.

(a) Books and Records. Licensee shall keep books and records relating to the use of the Licensed Marks, and relating to its other activities hereunder, in sufficient detail so as to allow Licensor to verify Licensee’s compliance with the terms and conditions of this Agreement.

(b) Audits and Inspections. Licensor shall have the right, solely through the use of an authorized third-party auditor, to audit Licensee’s relevant books and records, including customer complaints and quality control data, and samples of Licensed Products in order to verify Licensee’s compliance with this Article IV and the other terms and conditions in this Agreement on an annual basis (or more frequently upon showing reasonable cause). All such audits and inspections shall be at Licensor’s sole cost and expense. All such audits and inspections shall be conducted during regular business hours, upon reasonable advance notice from Licensor. In the event an audit or inspection reveals any non-compliance with this Agreement, Licensee will take prompt action to redress the deviation at its own cost.

(c) Complaints. Licensee shall promptly notify Licensor of any customer complaints that might result in legal action or otherwise materially affect the reputation of Licensor or the goodwill of the Licensed Marks. Licensee shall give reasonable attention to and take reasonable steps to address customer complaints relating to Licensed Products.

Section 4.03 Quality Control. Licensor may require Licensee to cease distributing or selling Licensed Products or using such materials if Licensor reasonably determines, based on objective industry standards or documented customer complaints, that (a) such Licensed Products are inferior in quality to the standards set forth herein, (b) such materials or other uses of the Licensed Marks are not in conformance with the Trademark Branding Guidelines or other permitted forms of use as described in Section 3.04, or (c) such materials or other uses of the Licensed Marks, or the distribution or sale of such Licensed Products, in each case other than in conformance with the provision of this Agreement, would have a material adverse impact on the reputation of Licensor or the goodwill associated with or symbolized by the Licensed Marks, or would otherwise have a material adverse impact on Licensor’s brands.

Section 4.04 Recalls. If Licensor or Licensee reasonably determines that a Licensed Product is reasonably susceptible to causing product liability claims, fails to comply with Laws or other standards set forth herein, or may create a substantial risk of injury to person or property, then Licensee shall take such action as is required by applicable Law to remediate such issues, which may include (a) notifying the relevant public of the applicable failure or defect, (b) recalling the Licensed Product, (c) destroying, repairing, or replacing the Licensed Product, and (d) refunding amounts paid for the Licensed Product. Licensee shall promptly provide Licensor with all communications and other information relating to the foregoing. For the avoidance of doubt, the issuance of a recall or remediation of a customer complaint or warranty matter by Licensee shall not alone be grounds to determine that Licensee is in breach of its obligations under this Article IV.

ARTICLE V

PROSECUTION, MAINTENANCE, ENFORCEMENT

Section 5.01 Filing, Prosecution and Maintenance. Licensor will have the exclusive right, but not the obligation, to file and prosecute applications for registration of the Licensed Marks. Licensor will use reasonable efforts to keep current and maintain existing registrations of the Licensed Marks, at Licensee’s cost and expense, [as follows: (1) during the Heat Transfer License Term, in international trademark classes 2, 3, 7, 9, 11, 37, 40 and 42, and (2) during the remainder of the Term, in international trademark classes 7, 9, 11 and 40]. Licensee will provide Licensor with reasonable assistance at Licensee’s expense in connection with such prosecution and maintenance.

Section 5.02 Enforcement.

(a) Notice. During the Term, Licensee, upon becoming aware thereof, shall promptly notify Licensor in writing of any infringement, dilution, or other unauthorized use of the Licensed Marks by third parties, and Licensor, upon becoming aware thereof, shall promptly notify Licensee in writing of any infringement, dilution, or other unauthorized use of the Licensed Marks in Licensee’s Business by third parties. Except as provided in Section 5.02(c), Licensee shall not commence, prosecute or institute any action or proceeding against any Person alleging infringement, imitation or unauthorized use of the Licensed Marks without Licensor’s prior written consent.

(b) Right to Elect. Licensor will have the first right, but not the obligation, to defend, enforce or litigate any action with respect to the Licensed Marks and control any such defense, enforcement or litigation and any proceedings thereto, at Licensor’s expense. At Licensor’s request, Licensee shall reasonably assist Licensor and cooperate in connection with any such activities, including by joining or participating in any litigation as requested or, as relates to any sublicensee of Licensee, engaging in enforcement directly against such sublicensee. Licensor shall reimburse Licensee for its reasonable out-of-pocket expenses incurred in connection therewith. Licensee shall not, and shall cause its sublicensees to not, make any admission, settlement or compromise in relation to any infringement, opposition, challenge or any other action described in Section 5.02(a) above with respect to the Licensed Marks without the express prior written consent of Licensor. For the avoidance of doubt in connection with the foregoing, Licensor shall not take any action that would materially deprive Licensee of the benefit of the use of the Licensed Marks.

(c) Licensee Enforcement. If there is any infringement, dilution or other unauthorized use of the Licensed Marks in the Licensee Business by any third party, and Licensor has not sent a cease and desist letter regarding the unauthorized use or brought an enforcement action within ninety (90) days of becoming aware of such unauthorized use, Licensee may bring an enforcement action with counsel of Licensee’s choosing, and at Licensee’s expense. Licensor will reasonably cooperate with Licensee in investigating, prosecuting, and settling such enforcement action. Licensee shall reimburse Licensor for its reasonable out-of-pocket expenses incurred in connection therewith. Licensor will also have the option to join in the prosecution of the enforcement action, with counsel of its own choosing, at Licensor’s expense. Licensee will not settle any enforcement action or grant a sublicense to any Person who has committed an unauthorized use (or otherwise permit any Person who has committed an unauthorized use to use the Licensed Marks or any Trademarks confusingly similar thereto), in each case, without Licensor’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

(d) Proceeds. Each Party will first recover an equal percentage of its costs and expenses incurred in any such enforcement action, up to one hundred percent (100%) of such expenses. In any enforcement action brought pursuant to Section 5.02(b), any remaining proceeds will be retained by Licensor. In any enforcement action brought pursuant to Section 5.02(c), any remaining proceeds will be retained by Licensee.

ARTICLE VI

TERM AND TERMINATION

Section 6.01 Term. The term of the License Grant with respect to the Licensed Heat Transfer Products will commence on the Effective Date and will continue for a period of two (2) years (the “Heat Transfer License Term”). The term of the License Grant with respect to the Licensed HVAC&R Products will commence on the Effective Date and will continue for an initial period of four (4) years (the “HVAC&R Initial License Term”), renewing in perpetuity thereafter for successive periods of two (2) years, provided that Licensee is not in material breach of this Agreement, unless and until Licensee notifies Licensor of non-renewal in writing (such renewal terms, together with the HVAC&R Initial License Term, the “HVAC&R License Term”). This Agreement shall commence on the Effective Date and remain in effect until the expiration of both the HVAC&R License Term and the Heat Transfer License Term, unless earlier terminated pursuant to Section 6.02 (the “Term”).

Section 6.02 Early Termination of License Grant. Licensor may terminate the License Grant and this Agreement upon the Licensee’s material breach of this Agreement that remains uncured thirty (30) days following delivery to Licensee of notice of such breach; provided, however, that if such breach is reasonably capable of cure and Licensee is diligently pursuing a cure of such breach at the end of such thirty (30)-day period, Licensee shall have an additional thirty (30) days to cure such breach.

Section 6.03 Effect of Termination. Upon the expiration or termination of this Agreement, the following Articles and Sections shall survive: Article I, Section 3.01, Section 3.02, Section 4.02(b) (for one (1) year), Section 4.02(c) (for one (1) year), Section 4.04 (for one (1) year), Section 6.03, Article VII, and Article VIII. Upon the expiration or termination of this Agreement or the applicable License Term, Licensee shall immediately discontinue the use of the applicable Licensed Marks, including permanently ceasing use of, and either cancelling, deleting or modifying such that they no longer include the Licensed Marks, all domain names, social media handles and other identifiers registered, created or maintained by or on behalf of Licensee that incorporate the Licensed Marks. Notwithstanding the foregoing, Licensee shall not be prohibited from using the Licensed Marks after the applicable

License Term (a) as required by applicable Law; (b) on internal business, legal, and archival documents not visible to the public; and (c) in a neutral, non-trademark manner to accurately describe the history of Licensor’s business (e.g., “formerly the XYZ division of Licensee”), provided such use is consistent with fair use principles and does not suggest sponsorship, endorsement, or affiliation with Licensee or its Affiliates or give rise to a likelihood of confusion with same.

ARTICLE VII

LIMITED LIABILITY; WARRANTY DISCLAIMER; INDEMNIFICATION

Section 7.01 Limitations on Liability. EXCEPT FOR LIABILITY ARISING FROM (A) LICENSOR’S FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT, OR (B) LICENSOR’S BREACH OF SECTION 2.02, NEITHER LICENSOR NOR ANY OF ITS AFFILIATES WILL BE LIABLE TO LICENSEE OR ANY OF ITS AFFILIATES OR ANY THIRD PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF WHETHER LICENSOR OR ANY OF ITS AFFILIATES HAS BEEN NOTIFIED OR SHOULD OTHERWISE HAVE KNOWN OF THE POSSIBILITY OR FORESEEABILITY OF SUCH DAMAGES.

Section 7.02 Warranty Disclaimer. THE LICENSE GRANT AND LICENSED MARKS ARE LICENSED AND PROVIDED AS-IS AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, OR STATUTORY. LICENSOR HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, RELATING TO THE LICENSE GRANT AND LICENSED MARKS, INCLUDING ANY WARRANTY OF TITLE, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD-PARTY RIGHTS.

Section 7.03 Indemnification.

(a) Licensee shall indemnify, defend and hold harmless Licensor and its Affiliates and each of their respective officers, directors, equityholders, employees and agents, and the successors and assigns of any of the foregoing (collectively, the “Indemnitees”), from and against any losses, liabilities, damages, judgments, settlements, costs and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys’ fees and expenses incurred in the investigation or defense thereof) suffered or incurred by any Indemnitee in connection with any third-party claim, demand, lawsuit or action arising out of or relating to the provision of products or services under or any other use of the Licensed Marks by Licensee or any of its Affiliates or other sublicensees.

(b) If any claim or action is asserted or threatened against any Indemnitee that entitles such Indemnitee to indemnification pursuant to this Article VII (a “Claim”), Licensor will give prompt written notice thereof to Licensee; provided, however, that the failure of Licensor to give timely notice hereunder will not affect its rights to indemnification hereunder, except to the extent that Licensee demonstrates actual damage caused by such failure. Licensee may elect to direct the defense or settlement of any such Claim by giving written notice to Licensor, which election will be effective immediately upon receipt by Licensor of such written notice of election. Licensee will have the right to employ counsel determined in its sole discretion to defend any such Claim, or to compromise, settle or otherwise dispose of the same all at the cost and expense of the Licensee; provided that Licensee will not settle, or consent to any entry of judgment in, any Claim without (i) obtaining an unconditional release of all Licensor Indemnitees from liability, and (ii) Licensor’s prior written consent if such settlement involves any admission of fault, non-monetary obligation, or statement that could adversely affect the Licensed Marks or Licensor’s reputation. Licensor will not settle, or consent to any entry of judgment, in any such Claim without obtaining the prior written consent of Licensee. Notwithstanding the foregoing, Licensor shall have the right to direct the defense and settlement of any Claim related to allegations that use of the Licensed Marks violates the intellectual property rights of any third party or challenging the validity, enforceability or ownership of the Licensed Marks. The Parties will fully cooperate with each other in any such Claim and will make available to each other any books or records useful for the defense of any such Claim.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Counterparts; Entire Agreement; Corporate Power.

(a) Counterparts. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) Whole Agreement. This Agreement, the Separation Agreement and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c) Electronic Signature. Each Party acknowledges and agrees that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 8.02 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise, each, a “Dispute”) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

(b) Jurisdiction; Venue. Each Party irrevocably agrees that any Disputes shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely in the case that the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”). Each of the Parties hereto hereby irrevocably submits with regard to any such Dispute for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Dispute with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Dispute in such court is brought in an inconvenient forum, (B) the venue of such Dispute is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each Party hereto hereby consents to the service of process in accordance with Section 8.05; provided, that (I) nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law and (II) each such Party’s consent to jurisdiction and service contained in this Section 8.02(b) is solely for the purpose referred to in this Section 8.02(b) and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

(c) Jury Trial Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.03 Assignability. Licensor may assign or otherwise transfer this Agreement, in whole or in relevant part, in connection with the transfer of any Licensed Mark or Licensed Domain Name. Licensee may not assign or transfer its rights nor delegate its obligations under this Agreement without the express prior written consent of Licensor. Notwithstanding the foregoing, Licensee may assign this Agreement (a) in its entirety to any Affiliate of Licensee without Licensor’s prior written consent (but with notice to Licensor), or (b) in its entirety to a third party without Licensor’s consent in connection with a sale or transfer to such third party of all or substantially all of Licensee’s business to which this Agreement relates (whether by merger, consolidation, sale of assets or sale of a controlling interest); provided, however, that Licensee may not assign or otherwise transfer this Agreement, by merger, consolidation, sale of assets or a controlling interest, or otherwise, (i) to a Competitor or (ii) to any other Person that Licensor reasonably believes engages in activities, offers products or services, or operates under branding that is likely to cause marketplace confusion or to dilute, tarnish, or diminish the value of the Licensed Marks or the goodwill associated therewith, in each case, without Licensor’s prior written consent, which may be withheld in Licensor’s sole discretion, and any direct or indirect change of control of Licensee shall be deemed an assignment for purposes of this Section 8.03. Any purported assignment in breach of this Section 8.03 shall be void. Subject to this Section 8.03, this Agreement shall inure to the benefit of each Party and its permitted successors and assigns.

Section 8.04 Third-Party Beneficiaries. Except as provided in Section 7.03 with respect to Indemnitees, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person except the Parties any rights or remedies hereunder, and (b) there are no other third-party beneficiaries of this Agreement and this Agreement shall not provide any other Person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 8.05 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and except as provided herein shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, or by electronic mail (“e-mail”) transmission so long as confirmation of receipt of such e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.05):

If to Licensor, to:

Gentherm Incorporated

28875 Cabot Drive

Novi, MI 48377

Attention:   Wayne Kauffman; Jon Douyard

E-mail:    [redacted]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 N Wabash Ave, Suite 2800

Chicago, IL 60611

Attention:    Bradley C. Faris; Jason Morelli

E-mail:     [redacted]

and

Honigman LLP

2290 First National Building

660 Woodward Avenue

Detroit, MI 48226

Attention:   Michael S. Ben; Matt VanWasshnova

Email:     [redacted]

If to Licensee, to:

Modine Manufacturing Company

1500 De Koven Ave

Racine, Wisconsin 53403

Attention:    General Counsel

E-mail:     [redacted]

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Ave

New York, NY 10166

Telephone: (212) 351-4064

Attention:    Andrew Kaplan

E-mail:     [redacted]

Any Party may, by notice to the other Party, change the address to which such notices are to be given or made.

Section 8.06 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 8.07 Headings. The Article, Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.08 Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving.

Section 8.09 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its rights or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any legal action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are hereby waived by each of the Parties. Nothing in this section is intended to limit or waive the aggrieved Party’s ability to pursue any other remedy to which it is entitled.

Section 8.10 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by each of the Parties hereto.

Section 8.11 Interpretation. In this Agreement, unless the context otherwise requires: (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Annexes and Exhibits hereto) and not to any particular provision of this Agreement; (c) Article, Section, Exhibit, Annex and Schedule references are to the Articles, Sections, Exhibits, Annexes and Schedules to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (h) unless otherwise specified in a particular case, the word “days” refers to calendar days; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the Effective Date.

Section 8.12 Mutual Drafting. Each of the Parties acknowledges that each Party to this Agreement has been represented by legal counsel in connection with this Agreement and that this Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable to this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

LICENSOR:

PLATINUM SPINCO INC.

By:
Name:
Title:

LICENSEE:

MODINE MANUFACTURING COMPANY

By:
Name:
Title: